Exhibit 99.1

Investor Relations

News from Aon

Aon Reports Second Quarter 2014 Results

Second Quarter Key Metrics

•	Total revenue was $2.9 billion with organic revenue growth of 2%

•	Operating margin was 15.2%, and operating margin, adjusted for certain items, decreased 30 basis points to 18.2%

•	EPS was $1.01, and EPS, adjusted for certain items, increased 13% to $1.25

•	Cash flow from operations increased 3% to $344 million, and free cash flow increased 5% to $284 million

Second Quarter Highlights

•	Repurchased 7.4 million Class A Ordinary Shares for approximately $650 million

•	On April 11, 2014, Aon announced a 43% increase to its quarterly cash dividend

•	Completed the acquisition of Lorica Employee Benefits, one of the UK's most experienced and well-respected consultancy groups

•	Subsequent to the close of the second quarter, Aon announced the acquisition of National Flood Services, advancing Aon Affinity's ability to serve clients in the flood insurance sector

LONDON - July 25, 2014 - Aon plc (NYSE: AON) today reported results for the three months ended June 30, 2014.

Net income attributable to Aon shareholders was $304 million, or $1.01 per share, compared to $241 million, or $0.76 per share, for the prior year quarter. Net income per share attributable to Aon shareholders, adjusted for certain items, increased 13% to $1.25, compared to $1.11 in the prior year quarter, including a $0.03 per share unfavorable impact on adjusted net income from continuing operations if the Company were to translate prior year quarter results at current quarter foreign exchange rates. Certain items that impacted second quarter results and comparisons with the prior year quarter are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 12 of this press release.

“Our second quarter results reflect strong earnings per share growth of 13 percent, including organic growth in each segment, underlying operational improvement and effective capital management, despite challenges from both foreign currency translation and market impact,” said Greg Case, president and chief executive officer. “Looking forward, we are well on track to deliver continued organic growth across each segment and operational improvement through returns on investments in GRIP and healthcare exchanges. We continue to effectively manage capital for shareholders, as highlighted by the return of $1.4 billion of capital through the first six months of 2014.”

SECOND QUARTER FINANCIAL SUMMARY

Total revenue increased 1% to $2.9 billion compared to the prior year quarter primarily driven by 2% organic revenue growth, partially offset by a 1% unfavorable impact from acquisitions, net of divestitures.

Total operating expenses for the second quarter decreased 2% to $2.5 billion compared to the prior year quarter due primarily to a $53 million decrease in formal restructuring costs, a $15 million decrease in expenses related to acquisitions, net of divestitures, and a $12 million decrease in intangible asset amortization, partially offset by an increase in expense associated with 2% organic revenue growth, a $16 million unfavorable impact from foreign currency translation, and an increase in expense to support future growth in our health care exchange business.

Depreciation expense increased 5%, or $3 million, to $62 million compared to the prior year quarter.

Intangible asset amortization expense decreased 12%, or $12 million, to $87 million compared to the prior year quarter, made up of a $9 million decrease in HR Solutions and a $3 million decrease in Risk Solutions.

Restructuring savings in the second quarter related to the Aon Hewitt restructuring program are estimated at $100 million compared to $78 million in the prior year quarter. Of the estimated savings in the second quarter, approximately $76 million were related to the HR Solutions segment compared to $62 million in the prior year quarter, and approximately $24 million were related to the Risk Solutions segment compared to $16 million in the prior year quarter.

In HR Solutions, approximately $294 million of the expected $303 million in total cumulative savings have been achieved under the program, with the remaining $9 million of savings expected to be achieved by the end of 2014. In Risk Solutions, approximately $88 million of the expected $99 million in total cumulative savings have been achieved under the program, with the remaining $11 million of savings expected to be achieved by the end of 2014. The Company has incurred all remaining costs for the Aon Hewitt Restructuring Program, and the program was closed in the fourth quarter of 2013.

Foreign currency exchange rates in the second quarter had a $0.03 per share, or $12 million pretax unfavorable impact (-$15 million in Risk Solutions, -$1 million in Unallocated expenses, +$4 million in HR Solutions) on adjusted net income from continuing operations if the Company were to translate prior year quarter results at current quarter foreign exchange rates.

Effective tax rate in the second quarter was 17.5% compared to 26.4% in the prior year quarter.  The effective tax rate in the second quarter of 2014 was favorably impacted by changes in the geographic distribution of income and certain discrete tax items. Potential unfavorable discrete tax adjustments in the second half of 2014 could cause the effective tax rate for the full year 2014 to be higher than the effective tax rate reported in the first half of 2014.

Average diluted shares outstanding decreased to 301.6 million in the second quarter compared to 317.1 million in the prior year quarter. The Company repurchased 7.4 million Class A Ordinary Shares for approximately $650 million in the second quarter. The Company has $1.6 billion of remaining authorization under its share repurchase program.

Cash flow from operations increased 3%, or $11 million, to $344 million in the second quarter due primarily to solid underlying working capital performance, partially offset by higher cash taxes and organic growth.

Free cash flow, as defined by cash flow from operations less capital expenditures, increased 5%, or $13 million, to $284 million in the second quarter driven by an increase in cash flow from operations and a $2 million decrease in capital expenditures. A reconciliation of free cash flow to cash flow from operations can be found on the “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 11 of this press release.

SECOND QUARTER SEGMENT REVIEW

Certain noteworthy items impacted operating income and operating margins in the second quarters of 2014 and 2013. The second quarter segment reviews provided below include supplemental information related to organic revenue, adjusted operating income and operating margin, which is described in detail on the “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 11 and “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 12 of this press release.

RISK SOLUTIONS

					Less:
(millions)	Three Months Ended			Less:	Acquisitions,
Commissions, Fees and Other	June 30, 2014	June 30, 2013	% Change	Currency Impact	Divestitures, Other	Organic Revenue
Retail	$1,582	$1,562	1%	—%	(1)%	2%
Reinsurance	360	376	(4)	—	—	(4)
Subtotal	$1,942	$1,938	—%	—%	(1)%	1%
Investment Income	6	6	—
Total Revenue	$1,948	$1,944	—%

Risk Solutions total revenue was flat at $1.9 billion compared to the prior year quarter due to 1% organic growth in commissions and fees, offset by a 1% decrease in commissions and fees resulting from acquisitions, net of divestitures.

Retail organic revenue increased 2% reflecting revenue growth in both the Americas and International businesses. Americas organic revenue increased 2% reflecting growth across all regions driven by strong new business generation. International organic revenue increased 3% driven by solid growth across Asia, New Zealand and strong management of the renewal book portfolio in continental Europe.

Reinsurance organic revenue decreased 4% compared to the prior year quarter due primarily to an unfavorable market impact in treaty and a decline in facultative placements, partially offset by growth in capital markets transactions and advisory business and net new business growth in treaty placements globally.

	Three Months Ended
(millions)	June 30, 2014	June 30, 2013	% Change
Revenue	$1,948	$1,944	—%
Expenses
Compensation and benefits	1,080	1,096	(1)
Other general expenses	451	457	(1)
Total operating expenses	1,531	1,553	(1)
Operating income	$417	$391	7%
Operating margin	21.4%	20.1%
Operating income - adjusted	$443	$437	1%
Operating margin - adjusted	22.7%	22.5%

Compensation and benefits for the second quarter decreased 1%, or $16 million, compared to the prior year quarter due primarily to a $9 million decrease in formal restructuring costs, savings related to the Aon Hewitt restructuring program, and a $7 million decrease in expenses related to acquisitions, net of divestitures, partially offset by an increase in expense associated with 1% organic revenue growth and an $8 million unfavorable impact from foreign currency translation.

Other general expenses for the second quarter decreased 1%, or $6 million, compared to the prior year quarter due primarily to a $9 million decrease in formal restructuring costs and expense discipline, partially offset by a $5 million unfavorable impact from foreign currency translation.

Second quarter operating income increased 7% to $417 million compared to the prior year quarter. Adjusting for certain items detailed on page 12 of this press release, operating income increased 1%, or $6 million, and operating margin increased 20 basis points to 22.7%, each compared to the prior year quarter. The increase in adjusted operating margin was driven by return on investments in the business, expense discipline and savings related to the restructuring programs, partially offset by an 80 basis point, or $15 million, unfavorable impact from foreign currency translation.

HR SOLUTIONS

(millions)	Three Months Ended			Less:	Less: Acquisitions,
Commissions, Fees and Other	June 30, 2014	June 30, 2013	% Change	Currency Impact	Divestitures, Other	Organic Revenue
Consulting Services	$395	$388	2%	2%	(1)%	1%
Outsourcing	595	578	3	—	—	3
Intersegment	(8)	(10)	N/A	N/A	N/A	N/A
Subtotal	$982	$956	3%	1%	—%	2%
Investment Income	—	—	N/A
Total Revenue	$982	$956	3%

HR Solutions total revenue increased 3% to $982 million compared to the prior year quarter driven by 2% organic growth in commissions and fees and a 1% favorable impact from foreign currency translation.

Organic revenue in Consulting Services increased 1% driven primarily by strong growth in investment consulting, partially offset by a modest decline in retirement in continental Europe and an anticipated unfavorable impact from timing in compensation consulting. Organic revenue in Outsourcing increased 3% compared to the prior year quarter due primarily to growth driven by new client wins and project related revenue in benefits administration.

	Three Months Ended
(millions)	June 30, 2014	June 30, 2013	% Change
Revenue	$982	$956	3%
Expenses
Compensation and benefits	605	589	3
Other general expenses	308	331	(7)
Total operating expenses	913	920	(1)
Operating income	$69	$36	92%
Operating margin	7.0%	3.8%
Operating income - adjusted	$130	$142	(8)%
Operating margin - adjusted	13.2%	14.9%

Compensation and benefits for the second quarter increased 3%, or $16 million, compared to the prior year quarter due primarily to an increase in expense associated with 2% organic revenue growth and an increase in expense to support future growth of our health care exchange business, partially offset by savings related to the Aon Hewitt restructuring program and a $6 million decrease in formal restructuring costs.

Other general expenses for the second quarter decreased 7%, or $23 million, compared to the prior year quarter due to a $30 million decrease in formal restructuring costs and a $9 million decrease in intangible asset amortization, partially offset by an increase in expense associated with 2% organic revenue growth.

Second quarter operating income increased 92% to $69 million compared to the prior year quarter. Adjusting for certain items detailed on page 12 of this press release, operating income decreased 8%, or $12 million, and operating margin decreased 170 basis points to 13.2%, each compared to the prior year quarter. An increase in expense to support future growth of our health care exchange business and an anticipated unfavorable impact from the timing of certain revenue in Consulting Services more than offset modest organic revenue growth and savings related to the Aon Hewitt restructuring program.

INCOME BEFORE INCOME TAXES

	Three Months Ended
(millions)	June 30, 2014	June 30, 2013	% Change
Risk Solutions	$417	$391	7%
HR Solutions	69	36	92
Unallocated expenses	(41)	(45)	(9)
Operating income	$445	$382	16%
Interest income	2	2	—
Interest expense	(65)	(48)	35
Other (expense) income	(2)	6	(133)
Income before income taxes	$380	$342	11%

Unallocated expenses decreased $4 million to $41 million compared to the prior year quarter, reflecting a decrease in costs associated with certain derivative hedging programs that are now recognized as interest expense. Interest income was flat at $2 million compared to the prior year quarter. Interest expense increased $17 million to $65 million compared to the prior year quarter due primarily to an increase in the total debt outstanding and costs related to certain derivative hedging programs. Other expense of $2 million primarily includes $5 million of net losses due to the unfavorable impact of exchange rates on remeasurement of assets and liabilities in non-functional currencies, partially offset by gains on certain long term investments. In the prior year quarter, other income of $6 million included a $4 million net gain due to the favorable impact of exchange rates on remeasurement of assets and liabilities in non-functional currencies and a $2 million net gain on certain Company owned life insurance plans and other long-term investments.

Conference Call, Presentation Slides and Webcast Details
The Company will host a conference call on Friday, July 25, 2014 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

About Aon
Aon plc (NYSE:AON) is the leading global provider of risk management, insurance and reinsurance brokerage, and human resources solutions and outsourcing services. Through its more than 66,000 colleagues worldwide, Aon unites to empower results for clients in over 120 countries via innovative and effective risk and people solutions and through industry-leading global resources and technical expertise. Aon has been named repeatedly as the world’s best broker, best insurance intermediary, reinsurance intermediary, captives manager and best employee benefits consulting firm by multiple industry sources. Visit www.aon.com for more information on Aon and www.aon.com/manchesterunited to learn about Aon’s global partnership and shirt sponsorship with Manchester United.

Safe Harbor Statement
This communication contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, changes to the composition or level of our revenues, cash flow and liquidity, expected tax rates, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “probably”, or similar expressions, we are making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward looking statements:  general economic conditions in different countries in which Aon does business around the world; changes in the competitive environment; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funding status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; rating agency actions that could affect Aon's ability to borrow funds; fluctuations in exchange and interest rates that could influence revenue and expense; the impact of class actions, individual law suits and other contingent liabilities and loss contingencies arising from errors and omissions and other claims against Aon, including client class actions, securities class actions, derivative actions and ERISA class actions; the impact of any investigations brought by regulatory authorities in the U.S., U.K. and other countries; the failure to retain and attract qualified personnel;  the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s  businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; the effect of the change in global headquarters and jurisdiction of incorporation, including differences in the anticipated benefits; the extent to which Aon retains existing clients and attracts new businesses and Aon’s ability to incentivize and retain key employees; the extent to which Aon manages certain risks created in connection with the various services, including fiduciary and advisory services and business process outsourcing services, among others, that Aon currently provides, or will provide in the future, to clients;  Aon’s ability to implement restructuring initiatives and other initiatives intended to yield cost savings, and the ability to achieve those cost savings;  the potential of a system or network breach or disruption resulting in operational interruption or improper disclosure of personal data; changes in commercial property and casualty markets and commercial premium rates that could impact revenues; any inquiries relating to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws and with U.S. and non-U.S. trade sanctions regimes; failure to protect intellectual property rights or allegations that we infringe on the intellectual property rights of others; the damage to our reputation among clients, markets or third parties; the actions taken by third parties that preform aspects of our business operations and client services; changes in costs or assumptions associated with our HR Solutions operating segment’s outsourcing and consulting arrangements that affect the profitability of these arrangements; and Aon’s ability to grow, develop and integrate companies that it acquires or new lines of business.

Further information concerning Aon and its business, including factors that potentially could materially affect Aon's financial results, is contained in Aon's filings with the SEC. See Aon’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q for a further discussion of these and other risks and uncertainties applicable to Aon’s businesses. Aon does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in their respective expectations, except as required by law.

Explanation of Non-GAAP Measures
This communication includes supplemental information related to organic revenue, free cash flow, adjusted operating margin and adjusted earnings per share, that exclude the effects of restructuring charges, intangible asset amortization, capital expenditures, transaction and integration costs and certain other noteworthy items that affected results for the comparable periods. Organic revenue excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, reimbursable expenses and unusual items. The impact of foreign exchange is determined by translating last year's revenue, expense or net income at this year's foreign exchange rates. Reconciliations are provided in the attached schedules. Supplemental organic revenue information and additional measures that exclude the effects of the restructuring charges and certain other items do not affect net income or any other GAAP reported amounts. Free cash flow is cash flow from operating activity less capital expenditures. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. They should be viewed in addition to, not in lieu of, the Company’s Consolidated Financial Statements. Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.
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Investor Contact:	Media Contact:
Scott Malchow	David Prosperi
Senior Vice President, Investor Relations	Vice President, Global Public Relations
+44 (0) 20 7086 0100	312-381-2485

Aon plc
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended			Six Months Ended
(millions, except per share data)	June 30, 2014	June 30, 2013	Percent Change	June 30, 2014	June 30, 2013	Percent Change
Revenue
Commissions, fees and other	$2,913	$2,891	1%	$5,854	$5,799	1%
Fiduciary investment income	6	6	—	12	13	(8)
Total revenue	2,919	2,897	1	5,866	5,812	1
Expenses
Compensation and benefits	1,708	1,712	—	3,459	3,437	1
Other general expenses	766	803	(5)	1,493	1,583	(6)
Total operating expenses	2,474	2,515	(2)	4,952	5,020	(1)
Operating income	445	382	16	914	792	15
Interest income	2	2	—	4	3	33
Interest expense	(65)	(48)	35	(123)	(100)	23
Other (expense) income	(2)	6	(133)	(1)	15	(107)
Income before income taxes	380	342	11	794	710	12
Income taxes (1)	67	90	(26)	145	186	(22)
Net income	313	252	24	649	524	24
Less: Net income attributable to the noncontrolling interests	9	11	(18)	20	22	(9)
Net income attributable to Aon shareholders	$304	$241	26%	$629	$502	25%

Basic net income per share attributable to Aon shareholders	$1.02	$0.77	32%	$2.09	$1.59	31%
Diluted net income per share attributable to Aon shareholders	$1.01	$0.76	33	$2.07	$1.58	31
Weighted average ordinary shares outstanding - diluted	301.6	317.1	(5)%	304.4	318.6	(4)%

(1)   The effective tax rate is 17.5% and 26.4% for the three months ended June 30, 2014 and 2013, respectively and 18.3% and 26.2% for the six months ended June 30, 2014 and 2013, respectively.

Aon plc
Revenue (Unaudited)

	Three Months Ended				Six Months Ended
(millions)	June 30, 2014	June 30, 2013	Percent Change	Organic Revenue Growth (1)	June 30, 2014	June 30, 2013	Percent Change	Organic Revenue Growth (1)
Commissions, Fees and Other
Risk Solutions	$1,942	$1,938	—%	1%	$3,930	$3,902	1%	2%
HR Solutions	982	956	3	2	1,947	1,910	2	2
Total Operating Segments	$2,924	$2,894	1%	2%	$5,877	$5,812	1%	2%
Fiduciary Investment Income
Risk Solutions	$6	$6	—%		$12	$13	(8)%
HR Solutions	—	—	N/A		—	—	N/A
Total Operating Segments	$6	$6	—%		$12	$13	(8)%
Total Revenue
Risk Solutions	$1,948	$1,944	—%		$3,942	$3,915	1%
HR Solutions	982	956	3		1,947	1,910	2
Intersegment	(11)	(3)	267		(23)	(13)	77
Total	$2,919	$2,897	1%		$5,866	$5,812	1%

(1)        Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items. Change in organic revenue, a non-GAAP measure, is reconciled to the corresponding U.S. GAAP percent change in revenue on page 11 of this release.

Aon plc
Segments (Unaudited)

Risk Solutions

	Three Months Ended			Six Months Ended
(millions)	June 30, 2014	June 30, 2013	Percent Change	June 30, 2014	June 30, 2013	Percent Change
Revenue
Commissions, fees and other	$1,942	$1,938	—%	$3,930	$3,902	1%
Fiduciary investment income	6	6	—	12	13	(8)
Total revenue	1,948	1,944	—	3,942	3,915	1
Expenses
Compensation and benefits	1,080	1,096	(1)	2,210	2,206	—
Other general expenses	451	457	(1)	870	915	(5)
Total operating expenses	1,531	1,553	(1)	3,080	3,121	(1)
Operating income	$417	$391	7%	$862	$794	9%

Operating margin	21.4%	20.1%		21.9%	20.3%

HR Solutions

	Three Months Ended			Six Months Ended
(millions)	June 30, 2014	June 30, 2013	Percent Change	June 30, 2014	June 30, 2013	Percent Change
Revenue
Commissions, fees and other	$982	$956	3%	$1,947	$1,910	2%
Fiduciary investment income	—	—	N/A	—	—	N/A
Total revenue	982	956	3	1,947	1,910	2
Expenses
Compensation and benefits	605	589	3	1,199	1,179	2
Other general expenses	308	331	(7)	612	644	(5)
Total operating expenses	913	920	(1)	1,811	1,823	(1)
Operating income	$69	$36	92%	$136	$87	56%

Operating margin	7.0%	3.8%		7.0%	4.6%

Total Operating Income (Loss)

	Three Months Ended			Six Months Ended
(millions)	June 30, 2014	June 30, 2013	Percent Change	June 30, 2014	June 30, 2013	Percent Change
Risk Solutions	$417	$391	7%	$862	$794	9%
HR Solutions	69	36	92	136	87	56
Unallocated	(41)	(45)	(9)	(84)	(89)	(6)
Total operating income	$445	$382	16%	$914	$792	15%

Total operating margin	15.2%	13.2%		15.6%	13.6%

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow (Unaudited)

Organic Revenue (Unaudited)

	Three Months Ended
(millions)	June 30, 2014	June 30, 2013	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (2)
Commissions, Fees and Other
Risk Solutions Segment:
Retail brokerage
Americas	$832	$826	1%	(2)%	1%	2%
International	750	736	2	2	(3)	3
Total Retail brokerage	1,582	1,562	1	—	(1)	2
Reinsurance brokerage	360	376	(4)	—	—	(4)
Total Risk Solutions	1,942	1,938	—	—	(1)	1
HR Solutions Segment:
Consulting services	395	388	2	2	(1)	1
Outsourcing	595	578	3	—	—	3
Intrasegment	(8)	(10)	N/A	N/A	N/A	N/A
Total HR Solutions	982	956	3	1	—	2
Total Operating Segments	$2,924	$2,894	1%	—%	(1)%	2%

	Six Months Ended
(millions)	June 30, 2014	June 30, 2013	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (2)
Commissions, Fees and Other
Risk Solutions Segment:
Retail brokerage
Americas	$1,530	$1,512	1%	(2)%	—%	3%
International	1,631	1,612	1	1	(3)	3
Total Retail brokerage	3,161	3,124	1	(1)	(1)	3
Reinsurance brokerage	769	778	(1)	—	—	(1)
Total Risk Solutions	3,930	3,902	1	(1)	—	2
HR Solutions Segment:
Consulting services	779	770	1	1	(1)	1
Outsourcing	1,184	1,159	2	—	—	2
Intrasegment	(16)	(19)	N/A	N/A	N/A	N/A
Total HR Solutions	1,947	1,910	2	—	—	2
Total Operating Segments	$5,877	$5,812	1%	—%	(1)%	2%

Free Cash Flow (Unaudited)

	Three Months Ended			Six Months Ended
(millions)	June 30, 2014	June 30, 2013	Percent Change	June 30, 2014	June 30, 2013	Percent Change
Cash Provided By Operations	$344	$333	3%	$333	$387	(14)%
Less: Capital Expenditures	(60)	(62)	(3)	(115)	(122)	(6)
Free Cash Flow (3)	$284	$271	5%	$218	$265	(18)%

(1)   Currency impact is determined by translating last year's revenue at this year's foreign exchange rates.
(2)   Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items.
(3)   Free cash flow is defined as cash flow from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended June 30, 2014				Six Months Ended June 30, 2014
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$1,948	$982	$(11)	$2,919	$3,942	$1,947	$(23)	$5,866

Operating income (loss) - as reported	$417	$69	$(41)	$445	$862	$136	$(84)	$914
Intangible asset amortization	26	61	—	87	51	122	—	173
Operating income (loss) - as adjusted	$443	$130	$(41)	$532	$913	$258	$(84)	$1,087

Operating margins - as adjusted	22.7%	13.2%	N/A	18.2%	23.2%	13.3%	N/A	18.5%

	Three Months Ended June 30, 2013				Six Months Ended June 30, 2013
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$1,944	$956	$(3)	$2,897	$3,915	$1,910	$(13)	$5,812

Operating income (loss) - as reported	$391	$36	$(45)	$382	$794	$87	$(89)	$792
Restructuring Charges	17	36	—	53	28	51	—	79
Intangible asset amortization	29	70	—	99	58	140	—	198
Headquarters relocation costs	—	—	1	1	—	—	4	4
Operating income (loss) - as adjusted	$437	$142	$(44)	$535	$880	$278	$(85)	$1,073

Operating margins - as adjusted	22.5%	14.9%	N/A	18.5%	22.5%	14.6%	N/A	18.5%

	Three Months Ended June 30,		Six Months Ended June 30,
(millions except per share data)	2014	2013	2014	2013
Operating income - as adjusted	$532	$535	$1,087	$1,073
Interest income	2	2	4	3
Interest expense	(65)	(48)	(123)	(100)
Other (expense) income	(2)	6	(1)	15

Income before income taxes - as adjusted	467	495	967	991
Income taxes (2)	82	131	177	260
Net income - as adjusted	385	364	790	731
Less: Net income attributable to noncontrolling interests	9	11	20	22
Net income attributable to Aon shareholders - as adjusted	$376	$353	$770	$709

Diluted earnings per share - as adjusted	$1.25	$1.11	$2.53	$2.23

Weighted average ordinary shares outstanding - diluted	301.6	317.1	304.4	318.6

(1)	Certain noteworthy items impacting operating income in 2014 and 2013 are described in this schedule. The items shown with the caption "as adjusted" are non-GAAP measures.

(2)	The effective tax rate is 17.5% and 26.4% for the three months ended June 30, 2014 and 2013, respectively and 18.3% and 26.2% for the six months ended June 30, 2014 and 2013, respectively.

Aon plc
Condensed Consolidated Statements of Financial Position (Unaudited)

	As of
(millions)	June 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$418	$477
Short-term investments	308	523
Receivables, net	2,803	2,896
Fiduciary assets (1)	12,786	11,871
Other current assets	1,396	563
Total Current Assets	17,711	16,330
Goodwill	9,099	8,997
Intangible assets, net	2,468	2,578
Fixed assets, net	787	791
Investments	138	132
Other non-current assets	1,573	1,423
Total Assets	$31,776	$30,251

LIABILITIES AND EQUITY
Current Liabilities
Fiduciary liabilities	$12,786	$11,871
Short-term debt and current portion of long-term debt	799	703
Accounts payable and accrued liabilities	1,498	1,931
Other current liabilities	957	906
Total Current Liabilities	16,040	15,411
Long-term debt	5,155	3,686
Pension, other post retirement and other post employment liabilities	1,533	1,607
Other non-current liabilities	1,289	1,352
Total Liabilities	24,017	22,056

EQUITY
Shareholders' Equity
Ordinary shares ($0.01 nominal value)	3	3
Additional paid-in capital	4,933	4,785
Retained earnings	4,982	5,731
Accumulated other comprehensive loss	(2,218)	(2,374)
Total Aon Shareholders' Equity	7,700	8,145
Noncontrolling interests	59	50
Total Equity	7,759	8,195
Total Liabilities and Equity	$31,776	$30,251

 (1)     Includes short-term investments:  2014 - $4,032, 2013 - $3,778

Aon plc
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended		Six Months Ended
(millions)	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$313	$252	$649	$524
Adjustments to reconcile net income to cash provided by operating activities:
Gain from sales of businesses and investments, net	(3)	—	(8)	—
Depreciation of fixed assets	62	59	122	118
Amortization of intangible assets	87	99	173	198
Share-based compensation expense	73	68	175	137
Deferred income taxes	8	11	18	24
Change in assets and liabilities:
Fiduciary receivables	(728)	(612)	(563)	(654)
Short term investments - funds held on behalf of clients	96	110	(175)	(212)
Fiduciary liabilities	632	502	738	866
Receivables, net	102	17	115	191
Accounts payable and accrued liabilities	(24)	(14)	(492)	(431)
Restructuring reserves	(22)	11	(62)	(5)
Current income taxes	(147)	(45)	(145)	(110)
Pension and other post employment liabilities	(98)	(95)	(226)	(291)
Other assets and liabilities	(7)	(30)	14	32
CASH PROVIDED BY OPERATING ACTIVITIES	344	333	333	387

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of long-term investments	6	5	48	23
Purchases of long-term investments	(4)	(3)	(14)	(6)
Net sales of short-term investments - non-fiduciary	34	45	217	29
Acquisition of businesses, net of cash acquired	(78)	(21)	(83)	(23)
Proceeds from sale of businesses	—	—	1	1
Capital expenditures	(60)	(62)	(115)	(122)
CASH (USED FOR) PROVIDED BY INVESTING ACTIVITIES	(102)	(36)	54	(98)

CASH FLOWS FROM FINANCING ACTIVITIES
Share repurchase	(650)	(225)	(1,250)	(525)
Issuance of shares for employee benefit plans	14	21	40	57
Issuance of debt	2,129	1,764	3,324	2,914
Repayment of debt	(916)	(1,892)	(1,745)	(2,607)
Deposit with trustee	(681)	—	(681)	—
Cash dividends to shareholders	(75)	(55)	(128)	(105)
Purchase of shares from noncontrolling interests	—	1	1	—
Dividends paid to noncontrolling interests	(10)	(6)	(10)	(6)
CASH USED FOR FINANCING ACTIVITIES	(189)	(392)	(449)	(272)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	27	(47)	3	(42)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	80	(142)	(59)	(25)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	338	408	477	291
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$418	$266	$418	$266